Exhibit 10.8

The Officer’s
Incentive Compensation Plan
(OICP)

PLAN OBJECTIVES

American Retirement Corporation believes it is important to reward key executives who perform at exceptional levels resulting in outstanding company results.

The Officer’s Incentive Compensation Plan (OICP) is considered an important element of a competitive total compensation plan for Officers. The OICP strengthens the alignment of Officers’ individual performance with annual and quarterly company objectives by linking their individual performance to the financial and strategic success of the company. These rewards are at amounts and proportions commensurate with the level of each officer’s responsibilities.

ELIGIBLE PARTICIPANTS

Participants in the OICP include ARC associates who meet the necessary eligibility requirements and hold the titles of Vice President, Senior Vice President, Executive Vice President, Chief Financial Officer, Chief Operating Officer or Chief Executive Officer, as approved by the Compensation Committee.

INCENTIVE REWARD OPPORTUNITY BY COMPONENTS

Officers’ total incentive reward opportunity is based upon their level of job responsibilities as reflected by their title. This total incentive reward is comprised of three components and is weighted based upon the job title held. These three components are: Individual Quarterly Performance (Part A), Company Quarterly Performance (Part B), and Annual Company Performance (Part C). The total incentive opportunity and their weights are reflected below:

Officer Title	TOTAL ANNUAL POTENTIAL	Incentive Pay Components
		Individual Quarterly Performance Opportunity (MBO’s) Part A	Company Quarterly Performance Opportunity Part B	Annual Company Performance Opportunity Part C
	As % of Earnings
Vice President	60%	20%	30%	10%
Senior Vice President	80%	20%	30%	30%
Executive Vice President	100%	20%	20%	60%
Chief Financial Officer Chief Operating Officer Chief Executive Officer	120%	20%	20%	80%

THE INDIVIDUAL QUARTERLY PERFORMANCE (Part A)

Each Participant is required to develop individual quarterly performance objectives (MBO’s) that are discussed, weighted and approved by their immediate supervisor and Executive Committee. The opportunity for awards under the Individual Quarterly Performance (Part A) component is determined and modified by how well the predetermined objectives are achieved and is not contingent upon the Company’s overall performance during the quarter. The degree of achievement by each Participant is determined and approved by his or her immediate supervisor and is further reviewed and approved by the Executive Committee.

EXAMPLE

Kelly Scott is a Vice President of ARC. Kelly makes $100,000 per year and has the opportunity to receive up to 20% of her total quarterly earnings from this component of OICP, the Individual Quarterly Performance. For Kelly, the Individual Quarterly Performance Award Opportunity (Part A) will be $5,000 or 20% of her total quarterly earnings of $25,000.

The chart below reflects Kelly’s objectives, their weight as a percentage of the total individual performance objectives and Kelly’s completion of them. According to this chart, Kelly completed 55% of her individual quarterly performance objectives.

Kelly’s First Quarter Objectives and Achievements

Objectives	Weight of Objective	X	% of Objective Achieved	=	% of Quarterly Individual Performance Achieved
Objective 1	30%	X	0%	=	0%
Objective 2	25%	X	80%	=	20%
Objective 3	25%	X	60%	=	15%
Objective 4	20%	X	100%	=	20%
Total Objectives	100%	% of Total Quarterly Individual Performance Achieved			= 55%

Achievement of First Quarter Individual Quarterly Performance Opportunity:

$5,000 X 55% = $2,750

THE COMPANY QUARTERLY PERFORMANCE (Part B)

The Company Quarterly Performance component is funded when the Company meets its quarterly target (net of incentive accruals for the Company Quarterly Performance component for the OICP and the Management Incentive Plan (MIP)). Performance measure(s) and quarterly target(s) will be established and approved each quarter by the Compensation Committee of the Board of Directors.

Upon achieving the approved target, the Company Quarterly Incentive begins to be funded.   When the target is exceeded, 100% of the excess will be applied to fund the Company Quarterly Incentive [under the OICP and the Management Incentive Plan]. The Company Quarterly Incentive will be fully funded to the extent that such excess is sufficient to fund all amounts due under the Company Quarterly Incentive [and the Management Incentive Plan], and will be partially funded to the extent such excess is not sufficient to fund all such amounts due. [For quarters where the OICP and the Management Incentive Plan are partially funded, funding for both plans will occur on a pro rata basis.]  Each Participant's Company Quarterly Incentive opportunity is modified by the percentage of funding and is subsequently adjusted by the percentage of Individual Performance Objectives achieved.

EXAMPLE

As a Vice President of ARC, each quarter, Kelly has the opportunity to earn 30% of her total quarterly earnings of $25,000. This amount is further adjusted by her percentage of Individual Quarterly Performance achieved. Assuming that the Company Quarterly Performance pool (Part B) is completely funded and her Individual Quarterly Performance achievement was 55%, Kelly has earned the following under this component, Part B, for the first quarter:
$25,000 X 30% X 55% = $4,125
If the Company’s Quarterly Performance pool had been partially funded at the 80% level, Kelly would have earned the following:
$25,000 X 30% X 80% X 55% = $3,300

THE ANNUAL COMPANY PERFORMANCE (Part C)

Performance measures and annual targets will be established and approved by the Compensation Committee of the Board of Directors. The amount earned under this component is contingent upon the Company exceeding the approved annual company target which funds this component. It is NOT modified by the Individual Quarterly Performance percentage, or percentage of objectives achieved.

When the target is exceeded, 100% of the excess will be applied to fund the Annual Company Incentive.  The Annual Company Incentive will be fully funded to the extent that such excess is sufficient to fund all amounts due under the Annual Company Incentive, and will be partially funded to the extent such excess is not sufficient to fund all such amounts due.

EXAMPLE

As a Vice President of ARC, each year, Kelly has the opportunity to earn 10% of annual earnings. (10% X $100,000 = $10,000) based upon the company’s achievement of the Annual Company Performance target. Assuming the company achieved complete funding of the annual incentive, Kelly would receive the following for the year:
$100,000 X 10% = $10,000
If the Company’s Annual Incentive was partially funded at 75%, Kelly would receive the following for the year:
 $100,000 X 10% X 75% = $7,500

AWARD PAYMENT
The total of all components (Part A, Part B and Part C awards) will be calculated and paid annually after the completion of the company’s annual audit and the review and approval of the Compensation Committee of the Board of Directors.

OICP Administrative Rules

1.	Newly hired Officers
Newly hired Officers become eligible to participate in the OICP in their first full quarter of service as an Officer in which individual quarterly performance objectives (MBO’s) have been approved and established.

2.	Newly appointed and promoted Officers
Quarterly Incentives
Officers will become eligible for their new OICP incentives in the quarter in which they are promoted provided their approved, individual quarterly performance objectives (MBO’s) are established and approved and applicable to the new position. Otherwise, newly promoted Officers will become eligible for their new OICP incentives upon the first full quarter of service in their new role following their promotion or appointment where approved individual quarterly performance objectives (MBO’s) are applicable to their new role.

Annual Incentive
Annual incentives will be prorated on a quarterly basis, beginning upon the participant’s date of OICP eligibility.

3.	Earnings used for the calculation of OICP awards
OICP award calculations will be based upon the participant’s total quarterly earnings attributable to base salary.

4.	Plan Year
The plan year coincides with the fiscal year which is also the calendar year.

5.	Award Payments
A participant’s total realized incentive compensation under this Plan (Part A, B, & C) shall be disbursed according to performance measures, target achievements and calculations as approved by the Audit and the Compensation Committees of the Board of Directors. In the event payment cannot be made on or prior to March 15 of the year subsequent to the year earned, any authorized payments made through this plan will be made on April 15 of such year.

6.	Performance Expectations
One time, extraordinary events that have a significant impact (positive or negative) on objectives, may be reviewed by the CEO on an individual basis and potentially offset when calculating final awards.

7.	Termination of Employment
An officer forfeits his or her eligibility for an incentive award if he or she leaves the Company before awards are paid. The only exceptions to this rule are terminations resulting from death, permanent or total disability, retirement or as otherwise approved by the CEO. In these cases, an officer or his or her estate will receive a prorated award as of the date of termination, subject to the other terms and conditions of this plan.

8.	Awards subject to state and federal withholding taxes
All incentive awards are calculated as gross dollar awards and are subject to the appropriate state and federal tax withholdings.

9.	Maximum Awards
Awards for the OICP are capped at the Participant’s maximum percentage of earnings as set forth herein. The only exceptions to this rule are discretionary awards proposed by ARC’s Chief Executive Officer to award exceptional performance.

10.	Not a Contract.
This Plan shall not be deemed to constitute a contract between the Company and any Officer; neither shall it be a consideration nor an inducement for the employment of any Officer. No provisions of this Plan shall be deemed to abridge or limit any managerial right of the Company, give any Employee the right to be retained in employment, or to interfere with the right of the Company to discharge any Officer at any time regardless of the effect which such discharge may have upon him or her as a Participant. By his and/or her act of participation in this Plan, each Participant on behalf of himself or herself, and his or her heirs, assigns and beneficiaries shall be deemed conclusively to have agreed to and accepted the terms and conditions of this Plan.

11.	Plan change or termination
ARC’s Board of Directors retains the right to amend, suspend, or terminate the OICP in whole or in part, at any time and for any reason, without the consent of any Participant, provided that such action does not adversely affect the right to receive any amounts to which Participants have become entitled prior to such action.

12.	Availability of Funds
Notwithstanding anything contained herein to the contrary, the payment of all awards is subject to the availability of unrestricted funds.

13.	No Cumulative or Duplicative Amounts
Notwithstanding anything herein to the contrary, in the event that any Participant shall simultaneously hold two offices that would entitle him or her to awards hereunder, the awards to be received hereunder shall not be cumulative or duplicative, and such Participant shall be entitled to receive only the awards associated with the highest office, and specifically shall not receive awards associated with the lower office.

14.	Previous OICP Terminated
Upon the effective date of this Plan, the Company’s currently outstanding OICP shall be terminated and no further awards shall be made thereunder (other than payment of the awards for the year ending, December 31, 2005).